EXHIBIT 99.1

TO:	Executive Officers and Directors

FROM:	Marc Lawrence-Apfelbaum

DATE:	May 2, 2016

RE:	Required Black-Out Notice--Merger-Related Stock Trading Restrictions

As you are aware, in connection with the TWC/Charter Communications merger transactions (the “merger transactions”), shares of  TWC common stock  will be exchanged for one of two mixes of cash and shares of Class A common stock (“New Charter stock”) of a new public parent company (“New Charter”), at the holders’ election.  This notice (“Blackout Notice”) is intended to alert you to a possible prohibition on your trading in TWC common stock (before the closing of the merger transactions) and New Charter stock (after the closing) during a “blackout period” that is expected to begin one to seven business days before the closing of the merger transactions and end up to three business days after the closing. If you do not continue as a director or executive officer of New Charter after the closing of the merger transactions, the trading blackout will no longer apply to you as of the date of the closing.
These stock trading prohibitions are imposed on directors and executive officers under Section 306(a) of the Sarbanes-Oxley Act because participant transactions in the TWC Savings Plan (our 401(k) Plan, the “Plan”) will be restricted in order to accommodate the administration of the election and conversion process for the Time Warner Cable Stock Fund (the “Company Stock Fund”) which is an investment option under the Plan.  Specifically, in order to accommodate the merger consideration election process with respect to shares of TWC common stock in the Company Stock Fund,  transactions with respect to the Company Stock Fund will be restricted for as long as seven business days before the closing of the merger transactions.  The administration of the conversion of TWC common stock in the Company Stock Fund into New Charter shares and cash in connection with the merger transactions will require similar restrictions for as long as three business days after the closing of the merger transactions.  These rules also generally require that we provide you and the SEC with advance notice of such a blackout period.
During the blackout period, the Plan participants and beneficiaries temporarily will be unable to (1) request a full distribution of their Plan account, (2) move their Plan investments into or out of the Company Stock Fund, or (3) make changes to their investment elections involving the Company Stock Fund.  In addition, if a Plan participant requests a loan, in-service withdrawal, hardship withdrawal, or other partial distribution during the blackout period, such participant’s request will be processed based on his or her Plan account balance without regard to the portion of the participant’s Plan account invested in the Company Stock Fund.
During the blackout period, whether or not you participate in the Plan, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, any director or executive officer of TWC or New Charter is generally prohibited from, directly or indirectly, entering into any transaction with respect to TWC common stock or New Charter stock (including any derivative securities) (“Company Securities”). Specifically, during the blackout period, you are prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any Company Securities, including exercising stock options or stock appreciation rights, if you acquire or previously acquired such Company Security in connection with your services as a director or executive officer of TWC or New Charter, subject to certain narrow exceptions.  This trading restriction includes indirect trading where you have a pecuniary interest in the transaction. Accordingly, acquisitions and dispositions by family members, partnerships, corporations, or trusts where you have a pecuniary interest will be deemed a transaction by you.

There are limited exemptions to the restrictions of Section 306(a) and Regulation BTR for certain transactions in Company Securities. Notable exemptions include: bona fide gifts; transactions involving Company Securities that were not acquired in connection with your service or employment as a director or officer (which you must be able to prove); and transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-1, provided that such Rule 10b5-1 plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction.  Because these exemptions are narrow, proposed transactions should be discussed with Susan Waxenberg, Group Vice President & Chief Counsel, Securities, before you or your family members take any action concerning TWC or New Charter equity securities during this period.

Please note that the trading restrictions implemented because of the blackout period are in addition to other trading restrictions under TWC’s Supplemental Policy on Trading in Time Warner Cable Securities and a similar policy to be implemented by New Charter.

The blackout period could begin as early as 4:00 PM ET on May 10, 2016, and could end as late as 4:00 PM ET on May 24, 2016.  Because the merger transactions are subject to certain regulatory approvals, the anticipated closing date may change.  In addition, the blackout period before the closing of the merger transactions could be shortened.  If the exact dates of the blackout period change, we will provide you with updated information.  You can determine whether the blackout period has started or ended by checking netbenefits.com/twc or by contacting the Time Warner Cable Benefits Service Center at 1-877-TWC-BENS, and select “Savings and Retirement.”  Benefits Service Center representatives are available Monday through Friday (excluding New York Stock Exchange holidays) between 8:30 AM and midnight ET.
Questions regarding this Blackout Notice or the blackout period that will apply to directors and executive officers (including questions regarding whether the blackout period has begun or ended) may be directed to:

Susan Waxenberg Group Vice President & Chief Counsel, Securities Time Warner Cable Inc. 60 Columbus Circle New York, NY 10023 Phone: 212-364-8200 susan.waxenberg@twcable.com